Exhibit 99.5

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On August 4, 2010 Catalyst Health Solutions, Inc. (the “Company,” “Catalyst” or “we”) entered into an Equity Interest Purchase Agreement (the “Purchase Agreement”) with Independence Blue Cross (“IBC”), QCC Insurance Company (“Seller”), FutureScripts, LLC and FutureScripts Secure LLC (together with FutureScripts, LLC, “FutureScripts”), whereby the Company, subject to the terms and conditions of the Purchase Agreement, agreed to purchase all of the outstanding equity interests in FutureScripts (the acquisition by the Company of FutureScripts, the “Acquisition”) for an aggregate purchase price of $225,000,000, subject to certain adjustments. Prior to the closing of the transaction, the Company assigned its rights to its wholly owned subsidiary, FutureScripts Holdings LLC, to purchase all of the outstanding equity interests in FutureScripts.

The closing of the Acquisition (the “Closing”) occurred on September 13, 2010. Total consideration for the Acquisition as of the Closing consisted of cash payments of $225.5 million. The purchase price was funded from our cash on hand. Under the terms of the Purchase Agreement, the purchase price may be increased or decreased, both at and after the Closing, based on the net working capital and certain indebtedness of FutureScripts.

FutureScripts, formed in 2006, was the pharmacy benefit management (PBM) subsidiary of IBC. IBC is a leading health insurer in southeastern Pennsylvania. Together with its affiliates, IBC provides medical and/or prescription drug coverage to nearly 3.3 million people. FutureScripts provides PBM services to approximately 1 million lives and manages over 14 million prescriptions annually. Pursuant to PBM services agreements with IBC and its affiliates which became effective as of the Closing, we manage IBC’s pharmacy benefits under the terms of 10-year contracts (the “PBM Agreement”). We provide IBC a full complement of PBM services, including: claims adjudication, member services, network administration, formulary management and rebate contracting, mail and specialty drug management, clinical services, data reporting and analytics, as well as client service and sales support.

The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2010 gives effect to the Acquisition as if it had occurred on the first day of the period presented.

The pro forma adjustments are preliminary and have been made solely for purposes of developing the pro forma financial information for illustrative purposes necessary to comply with the requirements of applicable disclosure and reporting regulations. The actual results reported in periods following the Closing may differ significantly from the pro forma financial statements for a number of reasons including, but not limited to, differences in the ordinary course conduct of the business following the Acquisition, differences between the assumptions used to prepare these pro forma financial statements and actual amounts, cost savings from operating efficiencies, changes to pharmacy network and rebate contracting, the financial contribution resulting from the new PBM Agreement, potential synergies, and the impact of the incremental costs incurred in integrating FutureScripts. As a result, the pro forma financial information does not purport to be indicative of what the financial condition or results of operations would have been had the transactions been completed on the applicable dates of this pro forma financial information. The pro forma financial statements are based upon the historical financial statements of Catalyst and FutureScripts and do not purport to project the future results of operations after giving effect to the Acquisition.

Pursuant to the Purchase Agreement, IBC and the Company entered into a transition services agreement (“TSA”) as of the Closing. Under the TSA, IBC will continue to provide certain services to FutureScripts, including information technology support, finance support, real estate leasing and other supporting functions to assist us in facilitating the transactions contemplated by the Acquisition. We believe that the costs associated with the services provided under the TSA will not be materially different from the costs of the same or similar administrative services that IBC provided to FutureScripts prior to the Closing which are reflected in FutureScripts’ historical financial statements. Therefore, no pro forma adjustment has been made for the TSA.

No pro forma adjustments have been included with respect to the PBM Agreement. We do not believe appropriate assumptions could be made to estimate an accurate pro forma adjustment for the PBM Agreement. The PBM Agreement reflects new pricing arrangements between IBC and FutureScripts. As a result of the Acquisition, the terms of FutureScripts’ existing supply chain contracts may also be different; contracting may be optimized by leveraging Catalyst’s existing pharmacy and rebate agreements; and Catalyst may benefit from additional economies of scale. Accordingly, we would expect that had the PBM Agreement been in effect during the periods presented, our pro forma operating income would have been higher than reflected in the pro forma financial statements.

The pro forma adjustments and related assumptions are described in the accompanying notes presented on the following pages. The pro forma adjustments are based on assumptions relating to the consideration paid and the allocation thereof to the assets acquired and liabilities assumed of FutureScripts based on preliminary estimates of fair value. Because valuations of acquired assets and liabilities are in process, and information may become available within the measurement period which indicates a potential change to these valuations, the purchase price allocation is subject to adjustment.

In addition, the unaudited pro forma condensed combined financial information does not reflect any cost savings from operating efficiencies, synergies or other restructurings that could result from the Acquisition or the new PBM Agreement.

The following unaudited pro forma condensed combined financial information is derived from the historical financial statements of Catalyst as of and for the year ended December 31, 2010, which includes the financial information of FutureScripts on a consolidated basis for the period from September 13, 2010 to December 31, 2010, and the historical financial statements of FutureScripts for the six-month period ended June 30, 2010. The pro forma financial information should be read in conjunction with the historical financial statements and the accompanying notes of Catalyst included in its Annual Report on Form 10-K filed with the SEC on February 25, 2011 and the June 30, 2010 financial statements of FutureScripts contained within this Form 8-K on Exhibits 99.3 and 99.4.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE FISCAL YEAR ENDED DECEMBER 31, 2010

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Catalyst Health Solutions, Inc. (1)	FutureScripts, LLC (2)	FutureScripts Secure, LLC (2)	Pro Forma Adjustments		Pro Forma Combined
Revenue	$3,764,092	$381,082	$68,228	$177,904	(A)	$4,391,306

Direct expenses	3,529,843	368,667	65,637	177,767	(B)	4,141,914
Selling, general and administrative expenses	101,745	8,954	2,205	3,180	(C)	116,084

Total operating expenses	3,631,588	377,621	67,842	180,947		4,257,998

Operating income (loss)	132,504	3,461	386	(3,043)		133,308
Interest income	937	7	—	(311)	(D)	633
Interest expense	(3,027)	(5)	(1)	(2)	(E)	(3,035)

Income (loss) before income taxes	130,414	3,463	385	(3,356)		130,906
Income tax expense (benefit)	49,457	1,214	135	(407)	(F)	50,399

Net income (loss)	$80,957	$2,249	$250	(2,949)		$80,507

Net income per share, basic	$1.85					$1.84
Net income per share, diluted	$1.82					$1.81
Weighted average shares of common stock outstanding, basic	43,855					43,855
Weighted average shares of common stock outstanding, diluted	44,536					44,536

See accompanying notes to unaudited pro forma condensed financial statements.

(1)	The results include the financial information of FutureScripts on a consolidated basis from September 13, 2010 to December 31, 2010.
(2)	Reflects the results from January 1, 2010 through June 30, 2010.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1 – Description of Transaction

On September 13, 2010 (the “Closing”), we completed the acquisition of FutureScripts, LLC and FutureScripts Secure LLC (collectively, “FutureScripts”) (the acquisition by the Company of FutureScripts, the “Acquisition”) pursuant to the Equity Interest Purchase Agreement dated as of August 4, 2010 by and among Catalyst Health Solutions, Inc., Independence Blue Cross (“IBC”), QCC Insurance Company (“Seller”), FutureScripts, LLC and FutureScripts Secure LLC (the “Purchase Agreement”).

Total consideration for the Acquisition as of the Closing consisted of cash payments of $225.5 million. The purchase price was funded from our cash on hand. Under the terms of the Purchase Agreement, the purchase price may be increased or decreased, both at and after the Closing, based on the net working capital and certain indebtedness of FutureScripts.

Pursuant to PBM services agreements with IBC and its affiliates which became effective as of the Closing, we manage IBC’s pharmacy benefits under the terms of 10-year contracts (the “PBM Agreement”). IBC is a leading health insurer in southeastern Pennsylvania. Together with its affiliates, IBC provides medical and/or prescription drug coverage to nearly 3.3 million people. We provide IBC a full complement of PBM services, including: claims adjudication, member services, network administration, formulary management and rebate contracting, mail and specialty drug management, clinical services, data reporting and analytics, as well as client service and sales support.

The transaction will be treated as an asset purchase for tax purposes, with the tax basis assets adjusted to reflect the purchase price. Goodwill and intangible assets related to the Acquisition will be deductible for tax purposes.

Note 2 – Basis of Presentation

The unaudited pro forma condensed combined statement of operations was prepared using the acquisition method of accounting under existing U.S. GAAP standards and are based on our historical consolidated financial statements at December 31, 2010, which includes the financial information of FutureScripts on a consolidated basis for the period September 13, 2010 to December 31, 2010; financial statements of FutureScripts for the six months ended June 30, 2010; and financial information of FutureScripts for the period from July 1, 2010 through September 12, 2010 as derived using historical financial information of FutureScripts.

The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2010 give effect to the Acquisition as if it had occurred on the first day of the period presented.

The acquisition method of accounting under existing U.S. GAAP standards requires, among other things, that all assets acquired and most liabilities assumed be recognized at their fair values as of the acquisition date. The transaction fees for the Acquisition are expensed as incurred and were approximately $1.5 million.

Fair value is defined under existing U.S. GAAP standards as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, we may be required to record assets that we do not intend to use or sell and/or to value assets at fair value measurements that do not reflect our intended use of those assets. Many of these fair value measurements can be highly subjective and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

The pro forma adjustments described below have been developed based on management’s judgment, including estimates relating to the consideration paid and the allocation thereof to the assets acquired and liabilities assumed of FutureScripts based on preliminary estimates of fair value. Because valuations of acquired assets and liabilities are in process, and information may become available within the measurement period which indicates a potential change to these valuations, the purchase price allocation is subject to adjustment.

The unaudited pro forma condensed combined financial statement is provided for illustrative purposes only and does not purport to represent what our actual consolidated results of operations or consolidated financial position would have been had the Acquisition occurred on the dates assumed, nor are they necessarily indicative of our future consolidated results of operations or financial position.

The unaudited pro forma condensed combined financial statement does not reflect (i) any cost savings from potential operating efficiencies, potential changes to pharmacy network and rebate contracting or any other potential synergies; (ii) any adjustment for the new pricing arrangements pursuant to the terms of the new PBM Agreement; or (iii) any incremental costs which may be incurred in connection with integrating FutureScripts.

Note 3 – Preliminary Purchase Price Allocation

Total consideration for the acquisition of FutureScripts consisted of cash payments of $225.5 million. The purchase price was funded from our cash on hand. The purchase price of FutureScripts was largely determined on the basis of management’s expectations of future earnings and cash flows, resulting in the recognition of goodwill. The pro forma purchase price allocation below has been developed based on preliminary estimates of fair value using the historical financial statements of FutureScripts as of June 30, 2010. In addition, the allocation of the purchase price to acquired intangible assets is based on preliminary fair value estimates and subject to the completion of management’s final analysis. Management’s preliminary allocation of the purchase price to the net assets acquired resulted in trade name intangibles of $20.0 million with an estimated useful life of 20 years, and customer contract intangibles of $90.0 million with an estimated useful life of 10 years. Because valuations of acquired assets and liabilities are in process, and information may become available within the measurement period which indicates a potential change to these valuations, the purchase price allocation is subject to adjustment. The residual amount of the purchase price after preliminary allocation to net assets acquired and identifiable intangibles has been allocated to goodwill. The actual amounts recorded using acquisition date assets and liabilities may differ from the pro forma amounts presented as follows (in thousands):

Pro Forma

Fair value of consideration:

Cash	$225,488

Total consideration	225,488

Recognized amounts of identifiable assets acquired and liabilities assumed:

Cash and cash equivalents	1,986

Current assets (primarily accounts receivable and rebates receivable)	66,751

Intangible assets	110,000

Property, plant and equipment	160

Liabilities assumed (primarily trade payable and rebates payable)	(64,637)

Total identified net assets	114,260

Goodwill	$111,228

The identifiable net assets acquired, as used in the calculation above, exclude certain property and equipment, deferred tax assets, affiliate loan payable, other current assets and current liabilities, and other liabilities which were not assumed in accordance with the Purchase Agreement.

We have determined that goodwill and intangible assets arising from the acquisition will be deductible for tax purposes. The transaction will be treated as an asset purchase for tax purposes, with the tax basis assets adjusted to reflect the purchase price.

Note 4 – Unaudited Pro Forma Adjustments

Unaudited Pro Forma Condensed Combined Statements of Operations

(A)	Revenue

Represents revenue of approximately $184.2 million for the period July 1, 2010 to September 12, 2010 as derived using historical financial information of FutureScripts. Additionally, the amortization of the customer contract intangible assets related to the PBM Agreement of approximately $6.3 million is being recorded as an offset to revenues. Under existing U.S. GAAP standards, amortization of intangibles that arise in connection with consideration given to a customer by a vendor is characterized as a reduction of revenues.

(B)	Direct expenses

Represents direct expenses for the period July 1, 2010 to September 12, 2010 as derived using historical financial information of FutureScripts.

(C)	Selling, general and administrative expense

Represents selling, general and administrative expenses of approximately $4.6 million for the period July 1, 2010 to September 12, 2010 as derived using historical financial information of FutureScripts. Additionally, direct and incremental transaction costs of approximately $1.5 million which are reflected in the historical financial statements have been removed.

Amortization of intangible assets

Adjustments have also been included to record the estimated net increase in amortization expense for intangible assets. The incremental amortization expense was calculated using estimated lives of 10 years for the customer contract intangibles, with an estimated value of $90 million, and 20 years for the trade name intangibles, with an estimated value of $20 million. As described in Note (A) Revenue, the amortization of the customer contract intangible asset related to the PBM Agreement is being recorded as an offset to revenue in accordance with existing U.S. GAAP standards. The incremental amortization expense recorded in selling, general and administrative expense for the fiscal year ended December 31, 2010, is $0.7 million.

The amount allocated to identifiable assets and the estimated useful lives are based on preliminary fair value estimates under existing U.S. GAAP standards. The purchase price allocation for identifiable intangible assets is preliminary and was made only for the purpose of presenting the pro forma combined financial information.

A 10% change in the amounts allocated to identifiable intangible assets would increase or decrease annual amortization expense by $1.0 million, and an increase or decrease in the estimated useful lives by one year would increase or decrease annual amortization expense by approximately $1.0 million.

Because valuations of acquired assets and liabilities are in process, and information may become available within the measurement period which indicates a potential change to these valuations, the purchase price allocation is subject to adjustment. It is possible that the final valuation of identifiable intangible assets could be materially different from our estimates.

Depreciation Expense

Additionally, there are certain FutureScripts assets that we did not acquire from IBC. These assets and associated depreciation expense are excluded as pro forma adjustments. The reduction in depreciation expenses related to these assets for the fiscal year ended December 31, 2010, is approximately $0.7 million.

(D)	Interest income

The interest income adjustments reflect primarily the reduction in investment earnings, using current interest rates, for the cash consideration paid to fund the purchase price of $225.5 million.

(E)	Interest expense

Represents interest expense for the period July 1, 2010 to September 12, 2010 as derived using historical financial information of FutureScripts.

(F)	Income taxes

The adjustments reflect the income tax effect of the pro forma combined income tax provision of 38.5% for the fiscal year ended December 31, 2010, based on applicable federal and state statutory tax rates, which are consistent with the effective tax rate of the combined entity.